Exhibit 99.1

Acceleron Pharma Reports Third Quarter 2013 Financial Results

Cambridge, Mass. – November 6, 2013 (Business Wire) – Acceleron Pharma Inc. (NASDAQ: XLRN), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases, today provided a corporate update and reported financial results for the third quarter ended September 30, 2013.

“The third quarter was transformative for Acceleron as we completed a successful IPO, raised net proceeds of approximately $97 million and advanced our business on all fronts,” said John Knopf, Ph.D., Chief Executive Officer of Acceleron.  “We’ve made great progress with all three of our clinical programs – sotatercept, ACE-536 and dalantercept – each of which is being studied in multiple phase 2 clinical trials.  Also, we continue to advance several exciting preclinical programs, with the goal of bringing an additional product into the clinic in 2014.  We have generated significant momentum across the entire pipeline and expect to present interim clinical data and provide updates on our clinical programs during each of the next several quarters.”

Business Highlights

•                  Completion of Initial Public Offering – Acceleron announced on September 24, 2013, that it had completed its initial public offering of common stock, which yielded gross proceeds of $106.3 million and aggregate net proceeds to the Company, after underwriting discounts and commissions and other estimated offering expenses of approximately $96.8 million.  The net proceeds include a $10 million side-by-side private placement of common stock to Celgene Corporation.

•                  Continued progress with sotatercept and ACE-536 phase 2 trials for rare anemias – Acceleron and its collaboration partner, Celgene, continue to enroll patients in the dose escalation stages of the four ongoing phase 2 clinical trials of sotatercept and ACE-536 in patients with β-thalassemia and myelodysplastic syndromes (MDS).

•                  Completed enrollment of the dose escalation stage for the dalantercept phase 2 clinical trial in patients with renal cell carcinoma (RCC) – Acceleron has completed enrollment in the dose escalation stage of the phase 2 clinical trial of dalantercept plus axitinib in renal cell carcinoma patients who have failed at least one prior treatment with a VEGF receptor tyrosine kinase inhibitor.

•                  Presentations – Acceleron’s Chief Scientific Officer, Ravi Kumar, Ph.D., gave an oral presentation of preclinical data with ACE-536 in a mouse model of β-thalassemia at the Thalassaemia International Federation’s World Congress 2013.  β-thalassemia is characterized by the formation of globin aggregates within red blood cell precursors in the bone marrow that prevents these cells from maturing into functional red blood cells.  Data from a mouse model of β-thalassemia showed that treatment with ACE-536 decreased these globin aggregates allowing these precursors cells to mature into functional red blood cells and alleviate the severe anemia and other serious comorbidities associated with this disease.

Financial Results

•                  Cash Position – Cash and cash equivalents as of September 30, 2013 were $116.5 million, compared to $39.6 million at December 31, 2012. The cash increase was primarily driven by total net proceeds of $96.8 million from Acceleron’s initial public offering and the side-by-side private placement of common stock to Celgene. Acceleron expects that its cash and cash equivalents will fund the Company into the second half of 2015.

•                  Revenue – Collaboration revenue was $4.3 million for the third quarter of 2013 and $45.7 million for the nine months ended September 30, 2013, compared to $3.9 million and $11.3 million for the comparable periods in 2012. The increase in 2013 year to date collaboration revenue compared to 2012 was primarily driven by recognition of deferred revenue in the second quarter of 2013 associated with termination of the Shire collaboration.

•                  R&D Expenses – Research and development expenses were $8.1 million for the third quarter of 2013 and $25.8 million for the nine months ended September 30, 2013, compared to $8.7 million and $25.6 million for the comparable periods in 2012.

•                  G&A Expenses – General and administrative expenses were $3.0 million for the third quarter of 2013 and $9.5 million for the nine months ended September 30, 2013, compared to $2.0 million and $6.3 million for the comparable periods in 2012. The increase was largely driven by higher corporate legal fees as well as incremental expenses to support public company operations.

•                  Net Income (Loss) – Our net loss was $18.5 million for the third quarter of 2013 and $3.8 million for the nine months ended September 30, 2013, compared to a net loss of $7.2 million and $22.2 million for the comparable periods in 2012. The third quarter and year-to-date results were affected by the expenses associated with marking to market outstanding warrants to purchase of common stock.  The expenses associated with the increase in common warrant valuation of $10.1 million and $11.3 million for the three months and nine months ending September 30, 2013, respectively, were due to a higher September 30, 2013 closing stock price compared to the value of the Company’s stock in earlier periods.

Upcoming Milestones

•                  Sotatercept interim data from the β-thalassemia phase 2 clinical trial to be presented at the 2013 American Society of Hematology Annual Meeting – Acceleron’s collaboration partner, Celgene, will provide a poster presentation with interim data from the dose escalation stage of the ongoing phase 2 clinical trial in patients with β-thalassemia at the 2013 American Society of Hematology Annual Meeting on Monday, December 9th in New Orleans.

•                  Plans to report interim data from the dose escalation stages of the sotatercept and ACE-536 clinical trials in β-thalassemia and MDS – Acceleron expects to announce these interim data during the second quarter of 2014.

•                  Initiating sotatercept phase 2 trial in patients with chronic kidney disease – Acceleron expects Celgene to initiate a phase 2 clinical trial of sotatercept in patients with end stage renal disease on hemodialysis who are anemic and suffer from chronic kidney disease mineral and bone disorder in the fourth quarter of 2013 or early in the first quarter of 2014.

•                  Expanding phase 2 program for dalantercept in renal cell cancer – Acceleron plans to begin enrolling patients in the expansion stage of the ongoing phase 2 clinical trial of dalantercept in renal cell cancer during the fourth quarter of 2013 and to report data from the dose escalation stage in the first quarter of 2014. Additionally, the Company expects to begin the randomized, blinded, placebo-controlled stage of this trial comparing the combination of dalantercept plus axitinib to axitinib plus placebo by the end of the first quarter of 2014.

•                  Advancing new clinical development candidate – Acceleron is conducting preclinical activities in preparation for the submission of an Investigational New Drug (IND) application for its clinical candidate ACE-083, a locally acting drug designed to increase muscle mass and strength.  The Company plans to submit the IND for ACE-083 in 2014.

Conference Call and Webcast Information

The company will host a conference call and live audio webcast to report its third quarter financial results and provide a corporate update on November 6, 2013, at 9:00 AM EST.  To participate by teleconference, please dial (877) 312-5848 (domestic) or (253) 237-1155 (international) and refer to the “Acceleron Q3 Earnings Call.”  To access the live webcast, please select “Events & Presentations” in the Investors & Media section on the Company’s website (www.acceleronpharma.com).  To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

A replay of the webcast will be archived on the Company’s website beginning approximately two hours after the event.

About Acceleron

Acceleron is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases.  The company is a leader in understanding the biology of the Transforming Growth Factor-Beta (TGF-β) protein superfamily, a large and diverse group of molecules that are key regulators in the growth and repair of tissues throughout the human body, and in targeting these pathways to develop important new medicines. Acceleron has built a highly productive R&D platform that has generated innovative clinical and preclinical protein therapeutic candidates with novel mechanisms of action.  These protein therapeutic candidates have the potential to significantly improve clinical outcomes for patients with cancer and rare diseases.

For more information, please visit www.acceleronpharma.com.

ACCELERON PHARMA INC.

CONDENSED BALANCE SHEET (UNAUDITED)

(Amounts in thousands)

	September 30, 2013	December 31, 2012

Cash and cash equivalents	$116,479	$39,611
Other assets	10,781	9,601
Total assets	$127,260	$49,212

Deferred revenue	$8,556	$34,600
Notes payable, net of discount	18,635	20,193
Warrants to purchase common stock	16,526	5,229
Other liabilities	8,979	11,553
Total liabilities	52,696	71,575
Redeemable convertible preferred stock	—	268,610
Stockholders’ equity (deficit)	74,564	(290,973)
Total liabilities, redeemable convertible preferred stock and Stockholders’ equity (deficit)	$127,260	$49,212

ACCELERON PHARMA INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Collaboration revenue	$4,270	$3,905	$45,710	$11,269

Costs and expenses:
Research and development	8,143	8,722	25,834	25,646
General and administrative	3,011	2,041	9,472	6,318
Total costs and expenses	11,154	10,763	35,306	31,964

(Loss) income from operations	(6,884)	(6,858)	10,404	(20,695)

Other expense, net	(11,629)	(357)	(14,192)	(1,508)
Net loss	$(18,513)	$(7,215)	$(3,788)	$(22,203)
Accretion of dividends, interest, redemption value and issuance costs on redeemable convertible preferred stock	(6,272)	(6,747)	(19,870)	(20,293)
Gain on extinguishment of redeemable convertible preferred stock	—	—	2,765	—
Net loss applicable to common stockholders – basic and diluted	$(24,785)	$(13,962)	$(20,893)	$(42,496)

Net loss per share applicable to common stockholders:
Basic	$(5.62)	$(5.82)	$(6.74)	$(17.73)
Diluted	$(5.62)	$(5.82)	$(6.74)	$(17.73)

Weighted average number of common shares used in computing net loss per share applicable to common stockholders:
Basic	4,406	2,400	3,100	2,397
Diluted	4,406	2,400	3,100	2,397

Note: Common shares outstanding as of the end of the third quarter of 2013 were 28.1 million following the sale of 6.4 million shares of common stock, including all additional shares sold to cover over-allotments, in the Company’s initial public offering, 0.7 million shares of common stock to Celgene in a private placement and the resulting automatic conversion of the Company’s redeemable convertible preferred stock into 18.5 million shares of common stock, compared to 2.5 million common shares as of the end of the third quarter of 2012. The Company’s weighted average shares outstanding for the third quarter of 2013 were 4.4 million shares.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds, including sotatercept, ACE-536, dalantercept, or ACE-083 and the Company’s TGF-β superfamily program generally, the timeline for clinical development and regulatory approval of the Company’s compounds, the expected timing for the reporting of data from ongoing trials, and the structure of the Company’s planned or pending clinical trials. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the preclinical testing of the Company’s compounds and preliminary data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when we expect it to be, that the Company or its collaboration partner, Celgene, will be unable to successfully complete the clinical development of its compounds, that the development of the Company’s compounds will take longer or cost more than planned, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Registration Statement on Form S-1 which was declared effective by the Securities and Exchange Commission (SEC) on September 18, 2013, and other filings that the Company may make with the SEC in the future. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:

Acceleron Pharma
Kevin F. McLaughlin
Senior Vice President and Chief Financial Officer
617-649-9204

Media contact:

Maureen L. Suda
Suda Communications LLC
585-387-9248

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